Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2008	2009	2010	2011	2012
Income (loss) from continuing operations before income taxes	$(133,076)	$16,035	$(1,630)	$30,420	$35,023
Fixed charges:
Interest expense	1,537	4	43	62	709
Interest relating to rental expense(1)	5,314	2,438	2,533	2,081	1,912

Total fixed charges	6,851	2,442	2,576	2,143	2,621

Earnings available for fixed charges	$(126,225)	$18,477	$946	$32,563	$37,644

Ratio of earnings to fixed charges	N/A (2)	7.57	0.37	15.20	14.36

(1)

The representative interest portion of rental expense was deemed to be one-third of all rental expense, except for the rental expense related to the off-balance sheet financing leases, as described in the footnotes to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which was deemed to be all interest.

(2)	For the year ended December 31, 2008, our earnings were insufficient to cover fixed charges. The amount of additional earnings needed to cover fixed charges for the year was $126.2 million.